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EX.  21.1  Go2Pharmacy, Inc.

           List of Subsidiaries March 31, 2001

           BREAKTHROUGH ENGINEERED NUTRITION, INC., a Florida corporation

           GO2PBM SERVICES, INC., a Florida corporation

           BELCHER PHARMACEUTICALS, INC., a Florida corporation